Exhibit 99.1

SemiLEDs Reports Fourth Quarter and Fiscal Year End 2023

Financial Results

Hsinchu, Taiwan (November 10, 2023)— SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the fourth quarter and full year of fiscal year 2023, ended August 31, 2023.

Revenue for the fourth quarter of fiscal 2023 decreased to $1.5 million, compared to $1.7 million in the third quarter of fiscal 2023. GAAP net loss attributable to SemiLEDs stockholders for the fourth quarter of fiscal 2023 increased to $881 thousand, or $(0.18) per diluted share, compared to a net loss of $756 thousand, or $(0.15) per diluted share, in the third quarter of fiscal 2023.

GAAP gross margin for the fourth quarter of fiscal 2023 decreased to 3%, compared to 14% for the third quarter of fiscal 2023. Operating margin for the fourth quarter of fiscal 2023 decreased to negative 73%, compared with negative 58% for the third quarter of fiscal 2023. The Company’s cash and cash equivalents were $2.6 million at August 31, 2023, compared to $3.0 million at the end of the third quarter of fiscal 2023.

We expect revenue for the first quarter ending November 30, 2023 to be approximately $1.5 million +/- 10%.

Revenues for fiscal year 2023 decreased to $6.0 million, compared to $7.1 million in fiscal year 2022. GAAP net loss attributable to SemiLEDs stockholders for fiscal year 2023 was $2.7 million, or $(0.55) per diluted share, compared to a net loss of $2.7 million, or $(0.61) per diluted share, in fiscal year 2022.

GAAP gross margin for fiscal year 2023 decreased to 17%, compared with gross margin for fiscal year 2022 of 20%. Operating margin for fiscal year 2023 decreased to negative 57%, compared with negative 45% in fiscal year 2022. The Company’s cash and cash equivalents were $2.6 million as of August 31, 2023, compared to $4.3 million as of August 31, 2022.

About SemiLEDs

SemiLEDs develops, manufactures, and sells LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, revenue expectations for the first quarter ending November 30, 2023, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee
Chief Financial Officer
SemiLEDs Corporation
+886-37-586788
investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	August 31,	August 31,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,572	$4,274
Restricted cash and cash equivalents	78	82
Accounts receivable (including related parties), net	793	880
Inventories	4,022	3,784
Prepaid expenses and other current assets	129	123
Total current assets	7,594	9,143
Property, plant and equipment, net	3,233	4,139
Operating lease right of use assets	1,371	1,578
Intangible assets, net	97	102
Investments in unconsolidated entities	974	922
Other assets	186	170
TOTAL ASSETS	$13,455	$16,054
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$5,042	$5,063
Accounts payable	436	286
Accrued expenses and other current liabilities	2,711	2,702
Other payable to related parties	1,374	1,061
Operating lease liabilities, current portion	139	143
Total current liabilities	9,702	9,255
Long-term debt, excluding current installments	1,327	1,866
Operating lease liabilities, less current portion	1,232	1,435
Total liabilities	12,261	12,556
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	184,246	183,711
Accumulated other comprehensive income	3,550	3,697
Accumulated deficit	(186,645)	(183,955)
Total SemiLEDs stockholders’ equity	1,151	3,453
Noncontrolling interests	43	45
Total equity	1,194	3,498
TOTAL LIABILITIES AND EQUITY	$13,455	$16,054

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended		Year Ended August 31,
	August 31, 2023	May 31, 2023	2023	2022
Revenues, net	$1,453	$1,679	$5,979	$7,051
Cost of revenues	1,412	1,438	4,972	5,654
Gross profit	41	241	1,007	1,397
Operating expenses:
Research and development	321	372	1,353	1,484
Selling, general and administrative	787	850	3,058	3,309
Gain on disposals of long-lived assets, net	—	—	—	(196)
Total operating expenses	1,108	1,222	4,411	4,597
Loss from operations	(1,067)	(981)	(3,404)	(3,200)
Other income (expenses):
Impairment loss on investments	(1)	—	(1)	—
Gain on disposals of investment	—	—	—	—
Interest expenses, net	(68)	(67)	(287)	(369)
Other income, net	288	295	1,054	1,485
Foreign currency transaction (loss) gain, net	(32)	(3)	(52)	(642)
Total other income, net	187	225	714	474
Loss before income taxes	(880)	(756)	(2,690)	(2,726)
Income tax expense	—	—	—	—
Net loss	(880)	(756)	(2,690)	(2,726)
Less: Net income (loss) attributable to noncontrolling interests	1	—	—	18
Net loss attributable to SemiLEDs stockholders	$(881)	$(756)	$(2,690)	$(2,744)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.18)	$(0.15)	$(0.55)	$(0.61)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	4,903	4,897	4,881	4,522